Exhibit 99.1

News Release

Sunoco, Inc.

1735 Market Street

Philadelphia, Pa. 19103-7583

For further information contact Jerry Davis (media) 215-977-6298 Terry Delaney (investors) 215-977-6106	For release: IMMEDIATELY

No. 4045

SUNOCO REPORTS THIRD QUARTER RESULTS

PHILADELPHIA, November 2, 2005 — Sunoco, Inc. (NYSE: SUN) today reported net income of $329 million ($2.39 per share diluted) for the third quarter of 2005 versus $104 million ($.69 per share diluted) for the 2004 third quarter. Excluding special items, income for the current quarter was $357 million ($2.60 per share diluted) compared to $128 million ($.85 per share diluted) for the 2004 third quarter.

For the first nine months of 2005, Sunoco reported net income of $687 million ($4.97 per share diluted) versus net income of $427 million ($2.81 per share diluted) for the first nine months of 2004. Excluding special items, Sunoco’s income was $715 million ($5.17 per share diluted) versus $451 million ($2.97 per share diluted) for the comparable 2004 period.

All per-share amounts reflect the two-for-one stock split effected on August 1, 2005.

“Results for the Company continued to be very strong and were clearly impacted by the effects of Hurricanes Katrina and Rita,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “With product demand strong and industry production at near maximum levels before the disruptions, the loss of over 10 percent of U.S. refining capacity during September caused prices and margins to spike further, as both supply and demand responses were necessary to keep the system adequately supplied.

“On the supply side, inventory draws, increased imports and higher utilization rates and production yields from operating refineries were required. To that end, aided by some temporary regulatory waivers, Sunoco’s refineries were able to achieve several production records, including crude throughput and gasoline production levels during the month of September to help supply our markets. On the demand side, the rapid increase in retail prices combined with some temporary disruptions to the supply chain, led to lower September demand.

“While the ultimate impact of the hurricanes on the energy complex will be felt for some time, it is encouraging that the industry and the market have responded to date and crude oil and refined product prices have largely returned to pre-Katrina levels.”

Commenting on Sunoco’s third quarter results, Drosdick stated, “For the quarter, earnings before special items totaled $357 million, led by Refining and Supply income of $341 million. Realized refining margins were approximately $7 per barrel prior to the Gulf Coast hurricanes and averaged almost $11 per barrel for the quarter. Despite some unscheduled downtime in mid-quarter, crude unit utilization was 96 percent and overall refining UEDC (utilization of equivalent distillation capacity) was a near record 89 percent for the quarter.

“Retail Marketing earned $6 million in the quarter – with post-Katrina results approximating break-even. Our emphasis during September was to ensure our retail customers were adequately supplied and to responsibly pass through the volatility in wholesale prices, both up and down. Total volumes were up slightly versus the comparable 2004 quarter,” Drosdick said.

“Chemicals had earnings of $23 million for the quarter. Production losses and other costs associated with the hurricanes reduced results by approximately $4 million after tax. Physical damage to our Houston-area facilities was minimal and operations returned to normal in October.

“In our other businesses, Coke and Logistics earned $15 million and $7 million, respectively.

“We continued to repurchase shares - $36 million for the quarter and $167 million through September 30, 2005 – while further strengthening our balance sheet. Shares outstanding were 136.1 million at quarter-end, down two percent for the year. As of September 30, 2005, the cash balance was $816 million and net debt-to-capital (as defined in our revolving credit agreement) was 22 percent.

“Looking forward, the challenges and opportunities for refiners are significant, as future product specification changes will be difficult and spare capacity is limited. Our efforts and resources over the next several years will be directed toward increasing the capacity and productivity of our refining assets. To that end, we expect to invest approximately $1.8 billion in our refineries over the next three years, with a greater emphasis on growth projects which will increase total crude unit capacity by 100 thousand barrels per day, to 1.0 million barrels per day, while improving our product yields and crude oil and other feedstock processing flexibility. The first phase of this capital program is already underway. A $300 million project to expand the capacity of one of the fluid catalytic cracking units at the Philadelphia refinery, and to significantly reconfigure the unit to upgrade approximately 25 thousand barrels per day of residual fuel production into higher-value gasoline and distillate production is expected to be completed early in 2007. The timely completion of this capital program is subject to the prompt receipt of all necessary permits. This is the strategy we believe is right for our industry, our customers and our shareholders.”

DETAILS OF THIRD QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $341 million in the current quarter versus $89 million in the third quarter of 2004. The $252 million increase in earnings was due to higher realized margins and higher production volumes. The higher realized margins are largely as a result of the supply disruptions on the Gulf Coast due to Hurricanes Katrina and Rita and the increased use of discounted high-acid crude oils, which averaged approximately 72 thousands of barrels daily in the third quarter of 2005. Partially offsetting these factors were higher expenses, including fuel and employee-related charges.

Total crude unit throughput averaged 865.7 thousand barrels daily (96 percent utilization) for the quarter, with total production available for sale approximating 83 million barrels.

RETAIL MARKETING

Retail Marketing earned $6 million in the third quarter of 2005 versus $22 million in the third quarter of 2004. The decrease in results was due largely to lower retail margins for gasoline. Total volumes were up slightly versus the prior-year quarter.

CHEMICALS

Chemicals earned $23 million in the third quarter of 2005 versus $30 million in the prior-year period. In addition to the impact of the hurricanes, the decrease in earnings was primarily due to higher expenses, including fuel and employee-related charges. Higher phenol margins, particularly for bisphenol-A, were largely offset by lower margins on the propylene supply contract with Equistar Chemicals, L.P.

LOGISTICS

Earnings for the Logistics segment were $7 million in the third quarter of 2005 versus $9 million in the prior-year period. The decrease was primarily due to Sunoco’s reduced ownership interest in Sunoco Logistics Partners L.P. (NYSE: SXL).

COKE

The Coke business earned $15 million in the third quarter of 2005 versus $12 million in the third quarter of 2004. The increase was due primarily to higher gains from litigation settlements and income from the new cokemaking facility in Haverhill, Ohio, which commenced operations in March 2005, partially offset by higher business development and other expenses.

CORPORATE AND OTHER

Corporate administrative expenses were $25 million after tax in the current quarter versus $15 million in the comparable quarter last year. The increase was largely due to higher employee-related expenses, primarily accruals for stock-based incentive compensation.

Net financing expenses were $10 million after tax in the third quarter of 2005 versus $19 million in the prior-year quarter. The decrease was primarily due to lower interest expense resulting from 2004 debt restructuring activities, increased capitalized interest and higher interest income.

SPECIAL ITEMS

During the third quarter of 2005, Sunoco recognized an $18 million after-tax gain in connection with an income tax settlement of certain federal income tax issues, net of a provision established for certain state and local tax matters. In addition, Sunoco recognized a $46 million after-tax loss associated with an arbitration decision related to a phenol pricing dispute. The loss covers estimated damages for the period from June 2003 to April 2005. Sunoco intends to contest the finding of liability and determination of damages. The phenol supply agreement provides for a reopener for pricing on or after January 1, 2005. The parties have been unsuccessful in negotiating the post-2004 price and a new price will be determined in a second arbitration to be held before a different arbitrator, scheduled for the second quarter of 2006.

During the third quarter of 2004, Sunoco recognized an $8 million after-tax loss related to the sale of its one-third interest in BEF and a $34 million after-tax loss from the early extinguishment of outstanding debt. Sunoco also recognized another $18 million after-tax gain from the settlement of certain federal income tax issues.

NINE MONTH RESULTS

Sunoco earned $687 million for the first nine months of 2005 versus $427 million in the first nine months of 2004. The increase was primarily due to higher margins in Sunoco’s Refining and Supply and Chemicals businesses. Also contributing to the improvement in earnings were higher production of refined products, increased use of high-acid discounted crude oils, an absence of the loss on early extinguishment of debt in connection with the debt restructuring in 2004, lower net financing expenses and the absence of the loss related to the sale of Sunoco’s one-third interest in BEF. Partially offsetting these positive factors were the loss associated with a phenol supply contract dispute, lower margins in Retail Marketing, higher expenses, primarily fuel and employee-related charges and a higher effective income tax rate.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, approximately 4,800 retail sites selling gasoline and convenience items, approximately 4,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also has the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Anyone interested in obtaining further insights into the third quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 4:00 p.m. ET on November 3, 2005. It can be accessed through Sunoco’s Web site - www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ materially from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand; changes in refining, marketing and chemical margins; variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of oxygenates; phase-outs or restrictions on the use of MTBE; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in the reliability, efficiency and capacity of, the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor-relations problems; the legislative and regulatory environment; ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses; ability to enter into joint ventures and other similar arrangements under favorable terms; delays and/or costs related to plant construction, improvements or repairs and the issuance of applicable permits; nonperformance by or disputes with major customers, suppliers, dealers, distributors or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation and/or arbitration proceedings. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Form 10-Q filed with the Securities and Exchange Commission on August 3, 2005 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

-END OF TEXT, CHARTS FOLLOW-

Sunoco, Inc.

2005 Third Quarter and Nine-Month Financial Summary

(Unaudited)

	2005	2004
Third Quarter
Revenues	$9,295,000,000	$6,558,000,000
Net Income	$329,000,000	$104,000,000
Net Income Per Share of Common Stock*:
Basic	$2.41	$.70
Diluted	$2.39	$.69
Weighted-Average Number of Shares Outstanding* (In Millions):
Basic	136.4	148.5
Diluted	137.4	150.0

Nine Months
Revenues	$24,494,000,000	$18,079,000,000
Net Income	$687,000,000	$427,000,000
Net Income Per Share of Common Stock*:
Basic	$5.01	$2.84
Diluted	$4.97	$2.81
Weighted-Average Number of Shares Outstanding* (In Millions):
Basic	137.2	150.1
Diluted	138.2	151.8

*	Share and per-share data presented for all periods reflect the effect of a two-for-one stock split, which was effected in the form of a common stock dividend distributed on August 1, 2005.

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars, Except Per-Share Amounts)

(Unaudited)

	Three Months Ended September 30
	2005	2004	Variance
Refining and Supply	$341	$89	$252
Retail Marketing	6	22	(16)
Chemicals	23	30	(7)
Logistics	7	9	(2)
Coke	15	12	3
Corporate and Other:
Corporate expenses	(25)	(15)	(10)
Net financing expenses and other	(10)	(19)	9

	357	128	229
Special Items	(28)	(24)	(4)

Consolidated net income	$329	$104	$225

Earnings (loss) per share of common stock (diluted):
Income before special items	$2.60	$.85	$1.75
Special items	(.21)	(.16)	(.05)

Net income	$2.39	$.69	$1.70

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars, Except Per-Share Amounts)

(Unaudited)

	Nine Months Ended September 30
	2005	2004	Variance
Refining and Supply	$661	$406	$255
Retail Marketing	5	38	(33)
Chemicals	86	54	32
Logistics	19	26	(7)
Coke	38	30	8
Corporate and Other:
Corporate expenses	(57)	(40)	(17)
Net financing expenses and other	(37)	(63)	26

	715	451	264
Special Items	(28)	(24)	(4)

Consolidated net income	$687	$427	$260

Earnings (loss) per share of common stock (diluted):
Income before special items	$5.17	$2.97	$2.20
Special items	(.20)	(.16)	(.04)

Net income	$4.97	$2.81	$2.16

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2005	2004	2005	2004
TOTAL REFINING AND SUPPLY
Income (Millions of Dollars)	$341	$89	$661	$406
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$10.80	$5.43	$8.20	$6.26
Crude Inputs as Percent of Crude Unit Rated Capacity**	96	93	97	96
Throughputs*** (Thousand Barrels Daily):
Crude Oil	865.7	827.4	877.1	846.3
Other Feedstocks	56.7	57.7	57.6	60.1

Total Throughputs	922.4	885.1	934.7	906.4

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	433.1	429.6	437.9	440.0
Middle Distillates	315.4	288.4	315.8	293.5
Residual Fuel	74.6	63.6	76.6	72.8
Petrochemicals	34.5	37.8	37.1	37.2
Lubricants	12.9	13.8	13.0	14.0
Other	83.5	83.6	89.3	83.1

Total Production	954.0	916.8	969.7	940.6
Less: Production Used as Fuel in Refinery Operations	48.7	45.1	48.1	46.3

Total Production Available for Sale	905.3	871.7	921.6	894.3

*	Wholesale sales revenue less related cost of crude oil, other feedstocks, product purchases and terminalling and transportation divided by production available for sale.

**	Effective January 1, 2005, crude unit capacity increased from 890 to 900 thousands of barrels daily due to a 10 thousand barrels-per-day adjustment in MidContinent Refining.

***	Data pertaining to the Eagle Point refinery for the nine months ended September 30, 2004 are based on the amounts attributable to the 262-day ownership period (January 13, 2004 – September 30, 2004) divided by 274, the number of days in the period.

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2005	2004	2005	2004
Northeast Refining*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$10.52	$5.09	$8.07	$6.11
Market Benchmark 6-3-2-1 (Per Barrel)	$11.23	$4.58	$7.27	$6.46
Crude Inputs as Percent of Crude Unit Rated Capacity	98	91	99	97
Throughputs** (Thousand Barrels Daily):
Crude Oil	642.4	597.5	647.8	629.2
Other Feedstocks	50.5	51.8	51.3	54.2

Total Throughputs	692.9	649.3	699.1	683.4

Products Manufactured** (Thousand Barrels Daily):
Gasoline	324.0	310.6	324.4	326.6
Middle Distillates	240.0	215.8	239.8	228.0
Residual Fuel	70.2	59.7	72.2	69.0
Petrochemicals	26.9	29.7	28.8	30.6
Other	53.4	54.7	58.8	53.9

Total Production	714.5	670.5	724.0	708.1
Less: Production Used as Fuel in Refinery Operations	36.9	34.1	36.4	35.9

Total Production Available for Sale	677.6	636.4	687.6	672.2

*	Comprised of the Marcus Hook, Philadelphia and Eagle Point refineries.

**	Data pertaining to the Eagle Point refinery for the nine months ended September 30, 2004 are based on the amounts attributable to the 262-day period subsequent to the January 13, 2004 acquisition date divided by 274, the number of days in the period.

MidContinent Refining*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$11.60	$6.36	$8.61	$6.70
Market Benchmark 3-2-1 (Per Barrel)	$16.03	$6.91	$10.74	$7.88
Crude Inputs as Percent of Crude Unit Rated Capacity**	91	98	94	92
Throughputs (Thousand Barrels Daily):
Crude Oil	223.3	229.9	229.3	217.1
Other Feedstocks	6.2	5.9	6.3	5.9

Total Throughputs	229.5	235.8	235.6	223.0

*	Comprised of the Toledo and Tulsa refineries.

**	Effective January 1, 2005, crude unit capacity increased from 235 to 245 thousands of barrels daily as a result of a 10 thousand barrels-per-day adjustment.

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2005	2004	2005	2004
MidContinent Refining (continued)
Products Manufactured (Thousand Barrels Daily):
Gasoline	109.1	119.0	113.5	113.4
Middle Distillates	75.4	72.6	76.0	65.5
Residual Fuel	4.4	3.9	4.4	3.8
Petrochemicals	7.6	8.1	8.3	6.6
Lubricants	12.9	13.8	13.0	14.0
Other	30.1	28.9	30.5	29.2

Total Production	239.5	246.3	245.7	232.5
Less: Production Used as Fuel in Refinery Operations	11.8	11.0	11.7	10.4

Total Production Available for Sale	227.7	235.3	234.0	222.1

RETAIL MARKETING
Income (Millions of Dollars)	$6	$22	$5	$38
Retail Margin* (Per Barrel):
Gasoline	$3.22	$4.24	$2.99	$3.84
Middle Distillates	$3.70	$2.61	$4.07	$4.29
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	309.4	310.5	301.6	296.4
Middle Distillates	42.7	40.5	44.8	41.6

	352.1	351.0	346.4	338.0

Total Retail Gasoline Outlets, End of Period	4,795	4,811	4,795	4,811
Gasoline and Diesel Throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	143	137	138	132
Convenience Stores:
Total Stores, End of Period	736	794	736	794
Merchandise Sales (M$/Store/Month)	$84	$78	$78	$74
Merchandise Margin (Company Operated) (% of Sales)	29%	26%	28%	25%

*	Retail sales price less related wholesale price and terminalling and transportation costs per barrel. The retail sales price is the weighted-average price received through the various branded marketing distribution channels.

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30			For the Nine Months Ended September 30
	2005		2004	2005		2004
CHEMICALS
Income (Millions of Dollars)	$23	*	$30	$86	*	$54
Margin** (Cents per Pound):
All Products***	11.5		11.4	12.3		10.1
Phenol and Related Products	10.7		9.3	11.5		8.7
Polypropylene***	12.7		14.8	13.7		12.4
Sales (Millions of Pounds):
Phenol and Related Products	662		684	1,960		1,946
Polypropylene	590		561	1,706		1,683
Plasticizers#	—		—	—		28
Other	20		48	69		139

	1,272		1,293	3,735		3,796

*	Excludes a $46 million after-tax loss associated with a phenol supply contract dispute.

**	Wholesale sales revenue less cost of feedstocks, product purchases and related terminalling and transportation divided by sales volumes.

***	The polypropylene and all products margins include the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. which is priced on a cost-based formula that includes a fixed discount.

#	The plasticizer business was divested in January 2004.

COKE
Income (Millions of Dollars)	$15	$12	$38	$30
Coke Production (Thousands of Tons)	643	508	1,771	1,479
Coke Sales (Thousands of Tons)	647	509	1,765	1,482

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30			For the Nine Months Ended September 30
	2005		2004	2005		2004
CAPITAL EXPENDITURES (Millions of Dollars)
Refining and Supply	$159		$155	$510		$303	*
Retail Marketing	25		25	72		64	**
Chemicals	8		10	36		29	*
Logistics	17	***	12	36	***	44	*
Coke	3		44	28		88

	$212		$246	$682		$528

*	Excludes $250 million acquisition from El Paso Corporation of the Eagle Point refinery and related chemical and logistics assets, which includes inventory. The purchase price is comprised of $190, $40 and $20 million attributable to Refining and Supply, Chemicals and Logistics, respectively.

**	Excludes $181 million acquisition from ConocoPhillips of 340 retail outlets located primarily in Delaware, Maryland, Virginia and Washington, D.C., which includes inventory.

***	Excludes $100 million acquisition from ExxonMobil of a crude oil pipeline system and related storage facilities located in Texas.

DEPRECIATION, DEPLETION AND AMORTIZATION (Millions of Dollars)
Refining and Supply	$51	$47	$147	$139
Retail Marketing	27	28	79	81
Chemicals	18	17	53	51
Logistics	9	8	25	22
Coke	4	3	12	10

	$109	$103	$316	$303

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars, Except Per-Share Amounts)

(Unaudited)

	2004
	1st	2nd	3rd	4th	Total
Refining and Supply	$100	$217	$89	$135	$541
Retail Marketing	(4)	20	22	30	68
Chemicals	12	12	30	40	94
Logistics	8	9	9	5	31
Coke	9	9	12	10	40
Corporate and Other:
Corporate expenses	(12)	(13)	(15)	(27)	(67)
Net financing expenses and other	(24)	(20)	(19)	(15)	(78)

	89	234	128	178	629
Special items	—	—	(24)	—	(24)

Consolidated net income	$89	$234	$104	$178	$605

Earnings (loss) per share of common stock (diluted):
Income before special items	$.58	$1.53	$.85	$1.24	$4.20
Special items	—	—	(.16)	—	(.16)

Net income	$.58	$1.53	$.69	$1.24	$4.04

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars, Except Per-Share Amounts)

(Unaudited)

	2005
	1st	2nd	3rd
Refining and Supply	$108	$212	$341
Retail Marketing	(8)	7	6
Chemicals	33	30	23
Logistics	3	9	7
Coke	10	13	15
Corporate and Other:
Corporate expenses	(16)	(16)	(25)
Net financing expenses and other	(14)	(13)	(10)

	116	242	357
Special items	—	—	(28)

Consolidated net income	$116	$242	$329

Earnings (loss) per share of common stock (diluted):
Income before special items	$.83	$1.75	$2.60
Special items	—	—	(.21)

Net income	$.83	$1.75	$2.39

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2004
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$5,232	$6,265	$6,575	$7,396	$25,468
Interest income	2	1	4	3	10
Other income (loss), net	11	10	(21)	30	30

	5,245	6,276	6,558	7,429	25,508

COSTS AND EXPENSES
Cost of products sold and operating expenses	4,254	4,949	5,417	6,114	20,734
Consumer excise taxes	498	571	611	602	2,282
Selling, general and administrative expenses	187	223	203	260	873
Depreciation, depletion and amortization	100	100	103	106	409
Payroll, property and other taxes	33	28	30	27	118
Interest cost and debt expense	29	28	28	23	108
Interest capitalized	(1)	(2)	(3)	(5)	(11)

	5,100	5,897	6,389	7,127	24,513
Income before income tax expense	145	379	169	302	995
Income tax expense	56	145	65	124	390

Net income	$89	$234	$104	$178	$605

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2005
	1st	2nd	3rd
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$7,191	$7,970	$9,345
Interest income	3	3	6
Other income (loss), net	15	17	(56)

	7,209	7,990	9,295

COSTS AND EXPENSES
Cost of products sold and operating expenses	6,059	6,581	7,702
Consumer excise taxes	585	640	675
Selling, general and administrative expenses	209	225	242
Depreciation, depletion and amortization	105	102	109
Payroll, property and other taxes	36	28	33
Interest cost and debt expense	23	23	25
Interest capitalized	(6)	(6)	(8)

	7,011	7,593	8,778
Income before income tax expense	198	397	517
Income tax expense	82	155	188

Net income	$116	$242	$329

Sunoco, Inc.

Consolidated Balance Sheets

(Millions of Dollars)

(Unaudited)

	At September 30 2005	At December 31 2004
ASSETS
Current Assets
Cash and cash equivalents	$816	$405
Accounts and notes receivable, net	1,975	1,271
Inventories	1,112	765
Deferred income taxes	154	110

Total Current Assets	4,057	2,551
Investments and long-term receivables	122	115
Properties, plants and equipment, net	5,433	4,966
Prepaid retirement costs	12	11
Deferred charges and other assets	417	436

Total Assets	$10,041	$8,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3,756	$2,570
Short-term borrowings and current portion of long-term debt	222	103
Taxes payable	432	349

Total Current Liabilities	4,410	3,022
Long-term debt	1,265	1,379
Retirement benefit liabilities	487	539
Deferred income taxes	812	755
Other deferred credits and liabilities	334	247
Minority interests	671	530
Shareholders’ equity	2,062	1,607

Total Liabilities and Shareholders’ Equity	$10,041	$8,079

Sunoco, Inc.

Consolidated Statements of Cash Flows

(Millions of Dollars)

(Unaudited)

	For the Nine Months Ended September 30
	2005	2004
INCREASES (DECREASES) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$687	$427
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on phenol supply contract dispute	78	—
Provision for asset write-downs and other matters	—	13
Loss on early extinguishment of debt	—	53
Depreciation, depletion and amortization	316	303
Deferred income tax expense	18	114
Proceeds from power contract restructuring	48	—
Payments in excess of expense for retirement plans	(53)	(42)
Changes in working capital pertaining to operating activities, net of effect of acquisitions	132	146
Other	47	(3)

Net cash provided by operating activities	1,273	1,011

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(682)	(528)
Acquisitions	(100)	(416)
Proceeds from divestments	32	135
Other	1	6

Net cash used in investing activities	(749)	(803)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term borrowings	—	100
Net proceeds from issuance of long-term debt	75	248
Repayments of long-term debt	(70)	(468)
Premiums paid on early extinguishment of debt	—	(50)
Net proceeds from issuance of Sunoco Logistics Partners L.P. limited partnership units	160	129
Cash distributions to investors in cokemaking operations	(19)	(31)
Cash distributions to investors in Sunoco Logistics Partners L.P.	(19)	(14)
Cash dividend payments	(76)	(64)
Purchases of common stock for treasury	(167)	(236)
Proceeds from issuance of common stock under management incentive and employee option plans	7	43
Other	(4)	(3)

Net cash used in financing activities	(113)	(346)

Net increase (decrease) in cash and cash equivalents	411	(138)
Cash and cash equivalents at beginning of period	405	431

Cash and cash equivalents at end of period	$816	$293

-END OF SUNOCO 3Q05 EARNINGS REPORT-